Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of América Móvil, S.A.B. de C.V., for the registration of debt securities and warrants and to the incorporation by reference therein of our reports dated April 26, 2018, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V., included in its Annual Report on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Mancera, S.C. A member practice of Ernst & Young Global

C.P.C. David Sitt Cofradia

Mexico City, Mexico

October 1, 2018